Exhibit 10.1

EXECUTION VERSION

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING TERM SHEET, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 16.02, this “Agreement”) is made and entered into as of August 22, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iii) of this preamble, collectively, the “Parties”):1

i.	FTS International, Inc., a company incorporated under the Laws of Delaware (“FTS”), FTS International Services, LLC, and FTS International Manufacturing, LLC (collectively, the “Company Parties”);

ii.	the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Secured Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting Noteholders”); and

iii.	the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iii), collectively, the “Consenting Term Loan Lenders,” and together with the Company Parties and the Consenting Noteholders, the “Parties”).

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 or the Restructuring Term Sheet, as applicable.

RECITALS

WHEREAS, the Parties have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit A hereto (the “Restructuring Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions, including through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.               Definitions and Interpretation.

1.01.                    Definitions. The following terms shall have the following definitions:

“Ad Hoc Group of Secured Noteholders” the ad hoc group of holders of Secured Notes that is represented by the Ad Hoc Group of Secured Noteholders Advisors.

“Ad Hoc Group of Secured Noteholders Advisors” means Davis Polk & Wardwell LLP, Ducera Partners LLC, and any local or special counsel retained by the Ad Hoc Group of Secured Noteholders.

“Agent” means any administrative agent, collateral agent, or similar Entity under the Term Loan Agreement, including any successors thereto.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 16.02 (including the Restructuring Term Sheet).

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“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, debt exchange, repurchase, prepayment, financing, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions, in each case other than a Permitted Alternative Restructuring.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or another United States Bankruptcy Court as determined and agreed by the Company Parties and the Required Consenting Creditors.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Cash Collateral Motion” means the motion seeking approval of the Cash Collateral Orders, which motion will be in form and substance reasonably satisfactory to the Required Consenting Noteholders.

“Cash Collateral Orders” means, collectively, the Interim Cash Collateral Order and the Final Cash Collateral Order.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including the Secured Notes Claims and the Term Loan Claims.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Consenting Creditors” means the Consenting Noteholders and the Consenting Term Loan Lenders.

“Consenting Noteholders” has the meaning set forth in the preamble of this Agreement.

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“Consenting Term Loan Lenders” has the meaning set forth in the preamble of this Agreement.

“Debt Claims” has the meaning set forth in the Restructuring Term Sheet.

“Debtors” means the Company Parties that commence Chapter 11 Cases.

“Definitive Documents” means the documents listed in Section 3.01.

“Disclosure Statement” means the related disclosure statement with respect to the Plan.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Final Cash Collateral Order” means a final order authorizing the use of cash collateral consistent with the terms set forth in the Restructuring Term Sheet and otherwise in form and substance acceptable to the Required Consenting Noteholders.

“Filing Condition” means the condition which shall be satisfied, in all cases subject to this Agreement remaining in full force and effect, upon either: (A) the date upon which (i) the Company Parties have satisfied the Solicitation Condition and (ii) (x) the Company Parties commenced solicitation on the Plan and Holders of Debt Claims holding at least two-thirds of the aggregate outstanding principal amount of Debt Claims have submitted ballots voting in favor of the Plan or (y) Consenting Creditors holding at least two-thirds of the aggregate outstanding principal amount of Debt Claims have executed this Agreement or a Joinder; or (B) in the event that the Solicitation Condition has not been met by September 12, 2020, the date upon which (i) the Company Parties and the Required Consenting Creditors have mutually agreed to a Permitted Alternative Restructuring pursuant to Section 15 hereof and (ii) Consenting Creditors holding at least two-thirds of the aggregate outstanding principal amount of Debt Claims have executed this Agreement or a Joinder.

“Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter which has: (a) not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or on the docket of any court of competent jurisdiction, and as to which the time to appeal, petition for certiorari or move for reargument, reconsideration or rehearing has expired and no appeal, petition for certiorari or motion for reargument, reconsideration or rehearing has been timely filed or withdrawn; or (b) as to which any appeal, petition for certiorari or motion for reargument, reconsideration or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari, reargument, reconsideration or rehearing was sought, which resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order and will not preclude such order from being a Final Order.

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“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file.

“Interim Cash Collateral Order” means an interim order authorizing the use of cash collateral consistent with the terms set forth in the Restructuring Term Sheet and otherwise in form and substance acceptable to the Required Consenting Noteholders.

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit C.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Milestones” means the milestones set forth in Section 4 of this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Alternative Restructuring” has the meaning set forth in Section 15.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan Effective Date” means the occurrence of the Effective Date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

“Plan” means the joint plan of reorganization filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt). For the avoidance of doubt, none of the Consenting Creditors are Qualified Marketmakers.

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“Required Consenting Creditors” means, as of the relevant date, Consenting Creditors holding at least 50.01% of the aggregate outstanding principal amount of Debt Claims that are held by Consenting Creditors.

“Required Consenting Noteholders” means, as of the relevant date, Consenting Noteholders holding at least 50.01% of the aggregate outstanding principal amount of Secured Notes that are held by Consenting Noteholders.

“Required Consenting Term Loan Lenders” means, as of the relevant date, Consenting Term Loan Lenders holding at least 50.01% of the aggregate outstanding principal amount of Term Loans that are held by Consenting Term Loan Lenders.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“RSA Premium” means cash in an amount equal to 3% of the principal amount of the Secured Notes and Term Loans held by the applicable Consenting Creditor.

“RSA Premium Outside Date” means the earlier of (i) 10 Business Days after the Agreement Effective Date and (ii) the Business Day before filing the Chapter 11 Cases.

“RSA Premium Payment Date” means the later of (i) the Agreement Effective Date and (ii) the date on which the applicable Consenting Creditor executes this Agreement or a Joinder, but in no event later than the RSA Premium Outside Date.

“Secured Notes” means those certain 6.25% senior secured notes, due May 1, 2022, issued by FTS, with U.S. Bank National Association as Agent and Trustee.

“Secured Notes Claim” means any Claim on account of the Secured Notes.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Condition” means the Company Parties have obtained signed documentation reflecting a settlement of any amounts due (or alleged to be due) under the Specified Agreements or a renegotiation of the Specified Agreements, in each case on terms acceptable to the Required Consenting Creditors in their sole discretion.

“Solicitation Materials” means all solicitation materials with respect to the Plan, including the Disclosure Statement and related ballots.

“Specified Agreements” means (i) the Amended and Restated Supply Agreement entered into as of May 3, 2019 and effective as of April 1, 2019 between FTS International Services, LLC and Covia Holdings Corporation and (ii) such other agreements as the Company Parties and Consenting Noteholders agree (which agreement may be evidenced by email between counsel to the Company Parties and counsel to the Ad Hoc Group of Secured Noteholders).

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“Term Loans” means the loans outstanding under the Term Loan Agreement.

“Term Loan Agent” means Wilmington Savings Fund Society, FSB as successor administrative agent under the Term Loan Agreement.

“Term Loan Agreement” means that certain credit agreement, dated as of April 16, 2014, among FTS International, Inc., the lenders party thereto, and the Term Loan Agent, as amended, restated, amended and restated, modified, or supplemented from time to time.

“Term Loan Claim” means any Claim arising under, derived from, secured by, based on, or related to the Term Loan Agreement or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof.

“Term Loan Lender” means any lender party to the Term Loan Agreement.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 12.01, 12.02, or 12.03.

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit B.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under the Secured Notes.

1.02.                    Interpretation. For purposes of this Agreement: in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)               capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)               unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)               unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

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(e)               unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)                the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)               captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)               references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)                 the use of “include” or “including” is without limitation, whether stated or not; and

(j)                 the phrase “counsel to the Consenting Creditors” refers in this Agreement to each counsel specified in Section 16.10 other than counsel to the Company Parties.

Section 2.               Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)               each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)               holders of at least 60% of the aggregate outstanding principal amount of Secured Notes shall have executed and delivered counterpart signature pages of this Agreement; and

(c)               counsel to the Company Parties shall have given notice to counsel to the Consenting Creditors in the manner set forth in Section 16.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred.

Section 3.               Definitive Documents.

3.01.                    The definitive documents governing the Restructuring Transactions shall include the following (the “Definitive Documents”): (A) the Plan; (B) the Confirmation Order; (C) the Disclosure Statement, the motion seeking approval of the Disclosure Statement, and the other Solicitation Materials; (D) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (E) the Cash Collateral Orders and Cash Collateral Motion; (F) the First Day Pleadings and all orders sought pursuant thereto; (G) the New Organizational Documents, the New Stockholders Agreement and all other documents or agreements related to the governance of the Reorganized Debtors; (H) the Management Incentive Plan and related documents or agreements; (I) the documents or agreements related to the Warrants; (J) the New Revolving Exit Facility Credit Agreement and any other documents related to the New Revolving Exit Facility; (K) the documents or agreements related to the Equity Rights Offering; (L) any other documents contained in the Plan Supplement; (M) any other material agreements, motions, pleadings, briefs, applications, orders, and other filings with the Bankruptcy Court related to the Restructuring Transactions; (N) any order, or amendment or modification of any order, entered by the Bankruptcy Court related to the foregoing items (A) through (M); and (O) any and all other documentation reasonably necessary or desirable to effectuate the Restructuring Transactions or that is contemplated by the Plan.

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3.02.                    The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 13. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date (including any modifications, amendments or supplements thereto) shall otherwise be in form and substance acceptable to the Company Parties and the Required Consenting Creditors at all times, and (i) to the extent affecting the economic treatment of the Term Loan Claims in a manner inconsistent with this Agreement (except to the extent such inconsistency does not adversely affect the Term Loan Claims relative to the Secured Notes Claims), reasonably acceptable to the Required Consenting Term Loan Lenders, and (ii) to the extent affecting the economic treatment of the Secured Notes Claims in a manner inconsistent with this Agreement (except to the extent such inconsistency does not adversely affect the Secured Notes Claims relative to the Term Loan Claims), reasonably acceptable to the Required Consenting Noteholders.

Section 4.               Milestones. The following Milestones shall apply to this Agreement unless extended or waived in writing (which may include email from counsel) by the Company Parties and the Required Consenting Creditors:

(a)               within two (2) Business Days of satisfying the Solicitation Condition, the Company Parties shall have commenced the solicitation of votes on the Plan;

(b)               no later than September 15, 2020, the Petition Date shall have occurred; provided that, if the Filing Condition has not occurred, such date shall be extended until the occurrence of the Filing Condition;

(c)               on the Petition Date, the Company Parties shall have filed the Plan, the Disclosure Statement and the Cash Collateral Motion with the Bankruptcy Court;

(d)               no later than five (5) days after the Petition Date, the Bankruptcy Court shall have entered the Interim Cash Collateral Order;

(e)               no later than forty-five (45) days after the Petition Date, the Bankruptcy Court shall have entered the Final Cash Collateral Order;

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(f)                no later than sixty (60) days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order and Confirmation Order; and

(g)               no later than fifteen (15) days after entry of the Confirmation Order by the Bankruptcy Court, the Plan Effective Date shall have occurred.

Section 5.               Commitments of the Consenting Creditors.

5.01.                    General Commitments, Forbearances, and Waivers.

(a)               During the Agreement Effective Period, each Consenting Creditor agrees, in respect of all of its Company Claims/Interests, to:

(i)                 support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(i)                 use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(ii)               use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 5.02(b);

(iii)            give any notice, order, instruction, or direction to the applicable Agents/Trustees necessary to give effect to the Restructuring Transactions; and

(ii)              negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party.

(b)               During the Agreement Effective Period, each Consenting Creditor agrees, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:

(i)                 object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)              propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii)            file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(iv)             initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

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(iv)             exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in the Company Parties; or

(v)               object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

5.02.                    Commitments with Respect to Chapter 11 Cases.

(a)               During the Agreement Effective Period, each Consenting Creditor that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Creditor, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)                 vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)              to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii)            not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above.

(b)               During the Agreement Effective Period, each Consenting Creditor, in respect of each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

Section 6.               Additional Provisions Regarding the Consenting Creditors’ Commitments.

6.01.                    Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a)               affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee);

(b)               impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions;

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(c)               prevent any Consenting Creditor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

(d)               limit the rights of a Consenting Creditor under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is consistent with this Agreement and such Consenting Creditor’s obligations hereunder; or

(e)               limit the ability of a Consenting Creditor to purchase, sell, or enter into any transactions in connection with its Claims or Interests, in compliance with the terms hereof and applicable law.

Section 7.               Commitments of the Company Parties.

7.01.                    Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:

(a)               support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement;

(b)               to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment, including to negotiate in good faith appropriate additional or alternative provisions to address any such impediment, in each case, in a manner reasonably acceptable to the Required Consenting Creditors;

(c)               use commercially reasonable efforts to (1) obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions and (2) obtain orders of the Bankruptcy Court in respect of the Restructuring Transactions;

(d)               negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e)               use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably necessary and coordinate its activities with the other Parties hereto (subject to the terms hereof) in respect of all matters concerning the implementation and consummation of the Restructuring Transactions, and take any and all appropriate actions in furtherance of this Agreement;

(f)                timely file a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order (i) directing the appointment of an examiner with expanded powers or a trustee, (ii) converting the Bankruptcy Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Bankruptcy Cases, or (iv) for relief that (x) is inconsistent with this Agreement in any material respect or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement in any material respect, including by preventing the consummation of the Restructuring;

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(g)               timely file a formal objection to any motion, application, or adversary proceeding challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the claims of the Consenting Creditors;

(h)               provide written notice within two (2) Business Days (in accordance with Section 16.10 hereof) to the Consenting Creditors between the date hereof and the Effective Date of (1) the occurrence, or failure to occur, of any event of which the Company Parties have actual knowledge which occurrence or failure would be likely to cause (A) any covenant of the Company Parties contained in this Agreement not to be satisfied in any material respect or (B) any condition precedent contained in the Plan not to timely occur or become impossible to satisfy, (2) receipt of any notice from any third party of which the Company Parties are aware alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring, and (3) receipt of any material notice of which the Company Parties are aware, including from any governmental unit with jurisdiction, of any proceeding commenced, or, to the actual knowledge of the Company Parties, threatened against the Company Parties, relating to or involving or otherwise affecting in any respect the transactions contemplated by the Restructuring and (4) any failure of the Company Parties to comply, in any material respect, with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder;

(i)                 provide draft copies of all material motions or applications, Definitive Documents and other documents (including, without limitation, all First Day Pleadings, the Plan, the Disclosure Statement, Solicitation Materials, any proposed amended version of the Plan or the Disclosure Statement, a proposed disclosure statement order and a proposed confirmation order) the Company Parties intend to file with the Bankruptcy Court to the counsel to the Consenting Creditors at least two (2) Business Days prior to the date when the Company Parties intend to file any such pleading or other document (provided that if delivery of such motions, orders or materials (other than the Plan, the Disclosure Statement, a disclosure statement order, a confirmation order or cash collateral order) at least two (2) Business Days in advance is not reasonably practicable, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing), and shall consult in good faith with such counsel to the Consenting Creditors regarding the form and substance of any such proposed filing with the Bankruptcy Court;

(j)                 subject to compliance with all applicable confidentiality agreements or obligations, provide to the Consenting Creditors and/or their respective professionals, upon reasonable advance notice to the Company Parties, (1) reasonable access to the respective management and advisors of the Company Parties for the purposes of evaluating the Company Parties’ finances and operations and participating in the planning process with respect to the Restructuring, (2) prompt access to any information provided to any existing or prospective financing sources (including lenders under any exit financing) and (3) timely and reasonable responses to all diligence requests;

(k)               use good faith efforts to develop and structure the Restructuring Transactions in a tax efficient manner for the Company Parties and the Consenting Creditors;

(l)                 comply with all Milestones;

(m)             pay the RSA Premium to the Consenting Creditors on the RSA Premium Payment Date; and

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(n)               pay all the reasonable and documented fees and expenses of the Ad Hoc Group of Secured Noteholders Advisors incurred on or prior to the date of termination of this Agreement, subject to the terms of any applicable engagement letter or reimbursement letter, as the case may be; provided that any invoices shall not be required to contain individual time detail.

7.02.                    Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)               object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)               take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in this Agreement or the Plan;

(c)               modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;

(d)               file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(e)               amend, alter, supplement, restate or otherwise modify any Definitive Documents in a manner materially inconsistent with this Agreement;

(f)                take or permit any action that would result in a (1) change of ownership of any Company Party under Section 382 of the Internal Revenue Code, (2) realization of any taxable income outside the ordinary course of the Company Parties’ business, or (3) change in the classification of any Company Party for U.S. federal income tax purposes;

(g)               operate its business or make any payments outside the ordinary course of business, taking into account the Restructuring Transactions, without the consent of the Required Consenting Creditors, such consent not to be unreasonably withheld or (ii) transfer any asset or right of the Company Parties or any asset or right used in the business of the Company Parties to any person or entity outside the ordinary course of business without the consent of the Required Consenting Creditors, such consent not to be unreasonably withheld;

(h)               amend, terminate, or modify any agreement, document, instrument, indenture, or other writing evidencing any indebtedness or prepay, repay, redeem, defease, purchase, acquire, terminate, or discharge any such indebtedness without the consent of the Required Consenting Creditors;

(i)                 engage in any merger, consolidation, material disposition, material acquisition, investment, dividend, incurrence of indebtedness, or other similar transaction outside of the ordinary course of business, other than the transactions contemplated herein and on the terms hereof without the consent of the Required Consenting Creditors;

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(j)                 seek, solicit, support, file, encourage, propose, assist, consent to, vote for, enter any agreement with any person regarding, pursue or consummate, any Alternative Restructuring Proposal, subject in all respects to Section 8.01 hereof;

(k)               except with the consent of the Required Consenting Creditors, (i) take any action that would result in the entry of any order by the Bankruptcy Court that imposes a sell-down order or restricts the ability of Consenting Creditors or other parties to Transfer any of the Company Parties’ securities, including, for the avoidance of doubt, any such order intended to preserve net operating losses or other tax attributes or (ii) make any material determination with respect to (a) any such Transfer restriction, sell-down order, or notification requirement regarding ownership of claims in order to determine whether further actions (including Transfer restrictions or sell-down orders) are necessary or (b) the potential imposition or waiver of any of the foregoing; provided that the Required Consenting Creditors shall consent to the filing by the Company Parties of a motion restricting trading of equity securities which, for the avoidance of doubt, do not include Claims against the Company Parties; or

(l)                 treat the RSA Premium paid to the Consenting Creditors as subject to U.S. federal income tax withholding.

Section 8.               Additional Provisions Regarding Company Parties’ Commitments.

8.01.                    Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the board of directors, board of managers, directors, managers, or officers or any other fiduciary of a Debtor to take any action, or to refrain from taking any action, with respect to the Restructuring Transactions to the extent such person or persons determines, based on the advice of counsel, that taking such action, or refraining from taking such action, as applicable, would be inconsistent with applicable law or its fiduciary obligations under applicable law; provided, however, that it is agreed that any such action that results in a termination of this Agreement in accordance with the terms hereof shall be subject to the provisions set forth in Section 12 hereof.

8.02.                    Notwithstanding anything to the contrary in this Agreement (but subject to Section 8.01), each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) receive and discuss and/or analyze unsolicited Alternative Restructuring Proposals, provided that, if any Company Party receives an unsolicited Alternative Restructuring Proposal, then such Company Party shall (w) within one (1) Business Day of receiving such proposal, provide the Ad Hoc Group of Secured Noteholders Advisors with all documentation received in connection with such Alternative Restructuring Proposal, including the identity of the person or group of persons involved, provided that such notice shall be delivered on a confidential and professionals’ eyes only basis; (x) provide the Ad Hoc Group of Secured Noteholders Advisors with reasonable updates as to the status and progress of such Alternative Restructuring Proposal; (y) respond promptly to reasonable information requests and questions from the Ad Hoc Group of Secured Noteholders Advisors relating to such Alternative Restructuring Proposal; and (z) if any Company Party decides, in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal in accordance with Sections 8.01 and 12.02(b), the Company Parties shall provide prompt written notice (with email being sufficient) to the Consenting Creditors; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; and (c) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including any Consenting Creditor), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions.

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8.03.                    Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

8.04.                    Automatic Stay. Each of the Company Parties, to the fullest extent permitted by law, waive the applicability of the automatic stay of section 362 of the Bankruptcy Code to the giving of notice of termination of this Agreement by any Party pursuant to this Agreement; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of such notice of default or termination was not proper under the terms of this Agreement.

Section 9.               Transfer of Interests and Securities.

9.01.                    During the Agreement Effective Period, no Consenting Creditor shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)               the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Creditor;

(b)               either (i) the transferee executes a Transfer Agreement at or before the time of the proposed Transfer and delivers an executed copy thereof to counsel to the Company Parties and counsel to the Consenting Creditors within two Business Days of execution, or (ii) the transferee is a Consenting Creditor and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties and counsel to the Consenting Creditors within two Business Days following such Transfer; and

(c)               in the case of a Transfer of an Equity Interest, such Transfer will not result in a change of ownership of any Company Party under Section 382 of the Internal Revenue Code.

9.02.                    Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03.                    This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Creditors) and (b) such Consenting Creditor must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties within five (5) Business Days of such acquisition.

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9.04.                    This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05.                    Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 9.01; and (iii) the Transfer otherwise is a Permitted Transfer under Section 9.01. To the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Creditor without the requirement that the transferee be a Permitted Transferee.

9.06.                    Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

9.07.                    Additional Consenting Creditors. Any holder of Claims that is not a Party to this Agreement as of the Agreement Effective Date may, at any time after the Agreement Effective Date, become a Party by (i) executing a Joinder pursuant to which such holder shall be bound by the terms of this Agreement and (ii) promptly (and within two Business Days) delivering such executed Joinder to counsel to the Company Parties and Consenting Creditors.

Section 10.           Representations and Warranties of Consenting Creditors. Each Consenting Creditor severally, and not jointly, represents and warrants that, as of the date such Consenting Creditor executes and delivers this Agreement and as of the Plan Effective Date:

(i)                 it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Creditor’s signature page to this Agreement, a Joinder or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

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(ii)              it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(iii)            such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(iv)             it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(v)               solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Creditor in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 11.           Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement and as of the Plan Effective Date:

(a)               it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)               except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)               the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)               except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

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(d)               except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 12.           Termination Events.

12.01.                Consenting Creditor Termination Events. This Agreement may be terminated with respect to the Consenting Creditors by the Required Consenting Creditors by the delivery to the Company Parties of a written notice in accordance with Section 16.10 hereof upon the occurrence of the following events:

(a)               the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that remains uncured for five (5) Business Days after the Required Consenting Creditors transmit a written notice in accordance with Section 16.10 hereof detailing any such breach;

(b)               the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 16.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c)               the Bankruptcy Court enters an order denying confirmation of the Plan;

(d)               the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Creditors, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(e)               the failure to meet a Milestone, unless such Milestone has been waived or extended in a manner consistent with Section 4;

(f)                the Company files any motion for the (A) conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (B) appointment of an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code or a trustee or receiver in one or more of the Chapter 11 Cases or (C) dismissal of one or more of the Chapter 11 Cases without the consent of the Required Consenting Creditors;

(g)               any of the Company Parties enters into a material executory contract, lease, any key employee incentive plan or key employee retention plan, any new or amended agreement regarding executive compensation, or other compensation arrangement, in each case, outside of the ordinary course of business without obtaining the prior written consent of the Required Consenting Creditors, such consent not to be unreasonably withheld;

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(h)               the Bankruptcy Court grants relief that (A) is materially inconsistent with this Agreement, the Definitive Documents or the Restructuring Transactions or (B) would, or would reasonably be expected to, materially frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring, unless the Company Parties have sought a stay of such relief within five (5) Business Days after the date of such issuance, and such order is stayed, reversed or vacated within ten (10) Business Days after the date of such issuance;

(i)                 any of the Company Parties consummates or enters into a definitive agreement evidencing any merger, consolidation, disposition of material assets, acquisition of material assets, or similar transaction, pays any dividend, or incurs any indebtedness for borrowed money, in each case outside the ordinary course of business, in each case other than the Restructuring Transactions or with the prior consent of the Required Consenting Creditors;

(j)                 if the Company Parties (i) notify counsel to the Consenting Creditors pursuant to Section 8.02 and/or make a public announcement that they intend to pursue an Alternative Restructuring Proposal or (ii) file, propound, enter into a definitive agreement with respect to, or otherwise support an Alternative Restructuring Proposal;

(k)               any Company Party withdraws or revokes the Plan or the Disclosure Statement or publicly announces its intention not to support the Restructuring Transactions or the Plan or any Company Party files any Definitive Document (including amendments, modifications or supplements thereto), motion or pleading with the Bankruptcy Court that is not consistent with this Agreement or the Restructuring Term Sheet or is not at all times acceptable to the Required Consenting Creditors, and such filing has not been withdrawn prior to the earlier of (A) two (2) Business Days after the Company receives written notice from the Required Consenting Creditors (in accordance with Section 16.10 hereof) that such motion or pleading is inconsistent with this Agreement or the Plan and (B) entry of an order of the Bankruptcy Court approving such filing;

(l)                 any of the following shall have occurred: (i) the Company Parties or any affiliate of the Company Parties shall have filed any motion, application, adversary proceeding or Cause of Action (A) challenging the validity, enforceability, or priority of, or seek avoidance or subordination of the Secured Notes Claims or (B) otherwise seeking to impose liability upon or enjoin the Consenting Noteholders (in each case, other than with respect to a breach of this Agreement), or (ii) the Company Parties or any affiliate of the Company Parties shall have supported any application, adversary proceeding or Cause of Action referred to in this clause (l) filed by another person, or consents (without the consent of the Required Consenting Noteholders) to the standing of any such person to bring such application, adversary proceeding or Cause of Action;

(m)             the Bankruptcy Court grants relief terminating, annulling or modifying the automatic stay (as set forth in Section 362 of the Bankruptcy Code) with regard to any assets of the Company Parties having an aggregate fair market value in excess of $5 million without the consent of the Required Consenting Creditors; provided that any modification of the automatic stay expressly provided by the Cash Collateral Orders shall not constitute a termination event;

(n)               the Company Parties lose the exclusive right to file and solicit acceptances of a chapter 11 plan;

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(o)               the failure of the Company Parties to promptly pay the reasonable fees and expenses of the Ad Hoc Group of Secured Noteholders Advisors in accordance with this Agreement, and such fees remain unpaid for five (5) Business Days after the Company Parties receive notice that such fees are past due;

(p)               the Interim Cash Collateral Order or the Final Cash Collateral Order is reversed, stayed, dismissed, vacated, reconsidered, modified, or amended in a manner that is not acceptable to the Required Consenting Noteholders, a Carve Out Trigger Notice (as defined in the Cash Collateral Orders) is delivered to the Debtors, or the Debtors’ ability to use cash collateral is terminated;

(q)               the Debtors enter into any commitment or agreement to receive or obtain debtor in possession financing, exit financing and/or other financing arrangements without the prior written consent of the Required Consenting Creditors;

(r)                if any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, receivership, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, except as expressly contemplated by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing;

(s)                the Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order acceptable to the Required Consenting Creditors within ten (10) Business Days;

(t)                 any Company Party terminates this Agreement under Section 12.02;

(u)               if, as of 11:59 p.m. prevailing Eastern Time on September 12, 2020, (i) the Solicitation Condition shall not have been satisfied and (ii) the Company Parties and the Required Consenting Creditors shall not have reached agreement on the terms of a Permitted Alternative Restructuring pursuant to Section 15 hereof; or

(v)               if, as of 11:59 p.m. prevailing Eastern Time on October 11, 2020, the Petition Date shall not have occurred.

12.02.                Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 16.10 hereof upon the occurrence of any of the following events:

(a)               the breach in any material respect by one or more of the Consenting Creditors of any provision set forth in this Agreement that remains uncured for a period of ten (10) Business Days after the receipt by the Consenting Creditors of notice of such breach;

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(b)               the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(c)               the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 16.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(d)               the Bankruptcy Court enters an order denying confirmation of the Plan;

(e)               if, as of 11:59 p.m. prevailing Eastern Time on September 12, 2020, (i) the Solicitation Condition shall not have been satisfied and (ii) the Company Parties and the Required Consenting Creditors shall not have reached agreement on the terms of a Permitted Alternative Restructuring, pursuant to Section 15 hereof;

(f)                if, as of 11:59 p.m. prevailing Eastern Time on October 11, 2020, the Petition Date shall not have occurred;

(g)               any Consenting Creditor files any motion for the (A) conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (B) appointment of an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code or a trustee or receiver in one or more of the Chapter 11 Cases or (C) dismissal of one or more of the Chapter 11 Cases without the consent of the Company Parties; or

(h)               the Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order acceptable to the Company Parties within ten (10) Business Days.

12.03.                Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Creditors and (b) each Company Party.

12.04.                Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date.

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12.05.                Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Consenting Creditor withdrawing or changing its vote pursuant to this Section 12.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Creditors from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Creditor, and (b) any right of any Consenting Creditor, or the ability of any Consenting Creditor, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Creditor. No purported termination of this Agreement shall be effective under this Section 12.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.02(b). Nothing in this Section 12.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.02(b).

Section 13.           Amendments and Waivers.

(a)               This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

(b)               This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (i) each Company Party, (ii) the Required Consenting Creditors, (iii) solely with respect to any modification, amendment, waiver or supplement that materially, adversely, and disproportionately affects the rights of the Consenting Term Loan Lenders relative to the Consenting Noteholders, the Required Consenting Term Loan Lenders, and (iv) solely with respect to any modification, amendment, waiver, or supplement that materially, adversely, and disproportionately affects the rights of the Consenting Noteholders relative to the Consenting Term Loan Lenders, the Required Consenting Noteholders; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Creditor, then the consent of each such affected Consenting Creditor shall also be required to effectuate such modification, amendment, waiver or supplement; provided further, that any modification, amendment, waiver, or supplement to this Section 13 shall require the prior written consent of each of the Parties.

(c)               Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 13(c) shall be ineffective and void ab initio.

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(d)               The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14.           RSA Premium. The RSA Premium shall be: (i) fully earned by a Consenting Creditor upon execution of this Agreement or a Joinder by such Consenting Creditor on or before the RSA Premium Outside Date or such other date as agreed to in writing between the Company and the Required Consenting Creditors and (ii) payable on the RSA Premium Payment Date.

Section 15.           Permitted Alternative Restructuring. Each of the Company Parties and the Consenting Creditors hereby covenants and agrees to work with each other in good faith in the development, negotiation, and formulation of a plan or other restructuring transaction to be pursued in the event the Company is unable to satisfy the Solicitation Condition by September 12, 2020 (a “Permitted Alternative Restructuring”). For the avoidance of doubt, the terms and conditions of a Permitted Alternative Restructuring are subject to the mutual agreement of the Company Parties and the Required Consenting Creditors. Notwithstanding anything herein to the contrary, any action taken by any Consenting Creditor or Company Party in good faith under and in accordance with this Section 15 shall not be a violation of Section 5 or Section 7, respectively. In the event the Company Parties pursue the Permitted Alternative Restructuring pursuant to Section 15 hereof, (i) the Milestone set forth in Section 4(f) with respect to entry of the Confirmation Order shall be extended by sixty (60) days.

Section 16.           Miscellaneous.

16.01.                Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

16.02.                Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

16.03.                Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

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16.04.                Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

16.05.                GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

16.06.                Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.07.                Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

16.08.                Rules of Construction.  This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

16.09.                Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

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16.10.                Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)          if to a Company Party, to:

FTS International, Inc.
777 Main Street, Suite 2900

Fort Worth, Texas 76102
Attention: Jennifer Keefe, SVP, General Counsel & Chief Compliance Officer
E-mail: Jennifer.Keefe@ftsi.com

with copies to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:     Joshua A. Sussberg, P.C.

Brian Schartz, P.C.

Emily Geier
E-mail:          joshua.sussberg@kirkland.com

brian.schartz@kirkland.com

emily.geier@kirkland.com

(b)          if to a Consenting Noteholder, to the addresses set forth below following the Consenting Noteholder’s signature (or as directed by any transferee thereof), as the case may be, with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:      Donald S. Bernstein

Damian Schaible

Michael Pera

E-mail:         donald.bernstein@davispolk.com

damian.schaible@davispolk.com

michael.pera@davispolk.com

Any notice given by delivery, mail, or courier shall be effective when received.

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16.11.                Independent Due Diligence and Decision Making. Each Consenting Creditor hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

16.12.                Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

16.13.                Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

16.14.                Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

16.15.                Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

16.16.                Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

16.17.                Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

16.18.                Capacities of Consenting Creditors. Each Consenting Creditor has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

16.19.                Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 12.05, Section 4 or otherwise, including a written approval by the Company Parties and the Required Consenting Creditors, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

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16.20.                Publicity. The Company Parties shall submit drafts to counsel to the Consenting Creditors of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by Law, no Party or its advisors shall (a) use the name of any Consenting Creditor in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transactions or any of the Definitive Documents or (b) disclose to any Person (including, for the avoidance of doubt, any other Consenting Creditor), other than advisors to the Company Parties, (i) the principal amount or percentage of any Company Claims/Interests held by any Consenting Creditor without such Consenting Creditor’s prior written consent (it being understood and agreed that each Consenting Creditor’s signature page to this Agreement shall be redacted to remove the name of such Consenting Creditor Party and the amount and/or percentage of Company Claims/Interests held by such Consenting Creditor Party); provided, however, that (x) if such disclosure is required by Law, the disclosing Party shall afford the relevant Consenting Creditor a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (y) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by the Consenting Creditors of the same class, collectively. Notwithstanding the provisions in this Section 16.20, (1) any Party may disclose the identities of the other Parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, and (2) any Party may disclose, to the extent expressly consented to in writing by a Consenting Creditor, such Consenting Creditor’s identity and individual holdings.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

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Company Parties’ Signature Page to the Restructuring Support Agreement

FTSI INTERNATIONAL, INC.

By:	/s/ Jennifer Keefe

Name:	Jennifer Keefe

General Counsel

Consenting Creditor Signature Page to the Restructuring Support Agreement

[Consenting CREDITOR SIGNATURE PAGES ON FILE WITH THE COMPANY]

Exhibit A

Restructuring Term Sheet

EXECUTION VERSION

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

Prepackaged Restructuring Term Sheet

INTRODUCTION

This term sheet (this “Term Sheet”)1 summarizes the material terms and conditions of restructuring and recapitalization transactions regarding FTS International, Inc., FTS International Services, LLC, and FTS International Manufacturing, LLC (collectively, the “Debtors,” and such restructuring, the “Restructuring”).

The Restructuring will be accomplished through the Debtors commencing cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) to implement a prepackaged chapter 11 plan of reorganization described herein (the “Plan”).

This Term Sheet is being agreed to in connection with that certain Restructuring Support Agreement, dated as of August 22, 2020 (the “RSA”), to which this Term Sheet is attached as Exhibit B, by and among the Debtors and certain Consenting Creditors parties thereto from time to time. Pursuant to the RSA, the parties thereto have agreed to support the transactions contemplated therein and herein; provided that in the event of any inconsistency between this Term Sheet and the RSA, the RSA shall control in all respects.

This summary is being presented for discussion and settlement purposes, and is entitled to protection from any use or disclosure to any person pursuant to Rule 408 of the Federal Rules of Evidence and any other rule of similar import.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documentation governing the Restructuring, which remain subject to negotiation and completion in accordance with the RSA and applicable law; provided that such terms, conditions, and other provisions shall be consistent with the Term Sheet and RSA and otherwise acceptable to the Consenting Creditors. The Restructuring will not contain any material terms or conditions that are inconsistent in any material respect with this Term Sheet or the RSA.

[1]	Capitalized terms used but not otherwise defined in this Term Sheet have the meanings ascribed to such terms as set forth on Exhibit A attached hereto or the RSA, as applicable; provided that in the event of any inconsistency between this Term Sheet and the RSA, the RSA shall control in all respects.

OVERVIEW OF THE RESTRUCTURING

In general, the Restructuring contemplates that:

(a)     The Debtors will implement the Restructuring in the Bankruptcy Court pursuant to the Plan on the terms set forth in this Term Sheet and RSA.

(b)     An RSA premium equal to 3% of the principal amount of the Secured Notes and Term Loans held by the applicable Consenting Creditor, payable in cash to the Consenting Creditors, payable upon the terms set forth in the RSA.

(c)     The Consenting Creditors consent to the use of cash collateral securing the Debt Claims to fund the Chapter 11 Cases consistent with the terms set forth herein and as otherwise acceptable to the Required Consenting Noteholders.

(d)     On the Plan Effective Date, the Reorganized Debtors may enter into the New Revolving Exit Facility on terms acceptable to the Required Consenting Creditors.

(e)     On the Plan Effective Date, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Debt Claim, each Holder of an Allowed Debt Claim shall receive its Pro Rata share of and interest in (i) the Cash Consideration and (ii) 90.1% of the New FTS Equity, minus any New FTS Equity provided to any Holder of FTS Common Interests pursuant to the Equity Rights Offering, subject to dilution on account of the Management Incentive Plan and the Warrants.

(f)        All General Unsecured Claims will be paid in full or otherwise provided such treatment as to render them Unimpaired.

(g)     At the option of the Reorganized Debtors, Intercompany Claims and Intercompany Interests shall be either Reinstated or cancelled and released without any distribution.

(h)     FTS Common Interests shall receive their Pro Rata share of and interest in (i) 9.9% of the New FTS Equity, subject to dilution on account of the Management Incentive Plan and the Warrants, (ii) the Warrants, and (iii) the Equity Purchase Rights.

This Term Sheet incorporates the rules of construction as set forth in section 102 of the Bankruptcy Code.

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Unclassified Non-Voting Claims
N/A	Administrative Claims	Except to the extent that a Holder of an Allowed Administrative Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Administrative Claim, on the Plan Effective Date or as soon as reasonably practicable thereafter, each Holder thereof shall receive payment in full in cash.	N/A
N/A	Priority Tax Claims	Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.	N/A

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
N/A	Restructuring Expenses	During the period commencing on the Agreement Effective Date through the Plan Effective Date, the Debtors will promptly pay, in full in cash any Restructuring Expenses in accordance with the terms of the RSA and Cash Collateral Orders. Without limiting the foregoing, to the extent that any Restructuring Expenses remain accrued and/or unpaid as of the Plan Effective Date, on the Plan Effective Date, the Reorganized Debtors shall pay in full in cash any outstanding Restructuring Expenses without the requirement for the filing of retention applications, fee applications, or any other applications in the chapter 11 cases, and without any requirement for further notice or Bankruptcy Court review or approval. For the avoidance of doubt, any Restructuring Expenses invoiced after the Plan Effective Date shall be paid promptly, but no later than seven business days of receiving an invoice.

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as set forth below. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors.

All of the potential Classes for the Debtors are set forth herein. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e. there will be three sub-Classes in each Class and such sub-Classes may be vacant). Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Classified Claims and Interests of the Debtors
Class 1	Other Secured Claims.	Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, on the Plan Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable Debtor(s), or Reorganized Debtor(s), as applicable: (a) payment in full in cash; (b) the collateral securing its Allowed Other Secured Claim; (c) Reinstatement of its Allowed Other Secured Claim; or (d) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired; deemed to accept.
Class 2	Other Priority Claims.	Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, on the Plan Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, each Holder thereof shall receive payment in full in cash or such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired; deemed to accept.
Class 3	Debt Claims.

Allowance:

Term Loan Claims shall be Allowed in an amount equal to approximately $67.4 million, plus accrued and unpaid interest as of the Petition Date.

Secured Notes Claims shall be Allowed in an amount equal to approximately $369.9 million, plus accrued and unpaid interest as of the Petition Date.

Treatment:

Except to the extent that a Holder of an Allowed Debt Claim agrees to less favorable treatment, on the Plan Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Debt Claim, each Holder thereof shall receive its Pro Rata share of and interest in (a) the Cash Consideration and (b) 90.1% of the New FTS Equity, minus any New FTS Equity provided to any Holder of FTS Common Interests pursuant to the Equity Rights Offering, subject to dilution by the Management Incentive Plan and the Warrants.

Impaired; entitled to vote.

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Class 4	General Unsecured Claims.	Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, on the Plan Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed General Unsecured Claim, each Holder thereof shall receive, at the election of the Debtors or the Reorganized Debtors, as applicable, either: (a) Reinstatement of such Allowed General Unsecured Claim pursuant to section 1124 of the Bankruptcy Code; (b) payment in full in cash on the later of (i) the Plan Effective Date or as soon as reasonably practicable thereafter, or (ii) the date such payment is due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim; or (c) such other treatment rendering such Allowed General Unsecured Claim Unimpaired.	Unimpaired; deemed to accept
Class 5	Intercompany Claims.	On the Plan Effective Date, each Intercompany Claim shall be either Reinstated or cancelled and released without any distribution.	Impaired; deemed to reject or Unimpaired; deemed to accept.
Class 6	Intercompany Interests.	On the Plan Effective Date, each Intercompany Interests shall be either Reinstated or cancelled and released without any distribution.	Impaired; deemed to reject or Unimpaired; deemed to accept.

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Class 7	FTS Common Interests.	On the Plan Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each FTS Common Interest, each Holder thereof shall receive its Pro Rata share of and interest in (i) 9.9% of the New FTS Equity, subject to dilution on account of the Management Incentive Plan and the Warrants, (ii) the Warrants, and (iii) the Equity Purchase Rights.	Impaired; entitled to vote.

GENERAL PROVISIONS REGARDING THE PLAN
Subordination	The allowance, classification, and treatment of all allowed Claims and allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto except as otherwise provided by the RSA and this Term Sheet.
Restructuring Transactions	The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan and Plan Supplement and the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring (collectively, the “Restructuring Transactions”). On the Plan Effective Date, the Reorganized Debtors shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring.
Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Plan Effective Date, unless otherwise specified in the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements, shall be cancelled, and the obligations of the Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

GENERAL PROVISIONS REGARDING THE PLAN
Executory Contracts and Unexpired Leases

The Debtors may seek to assume or reject executory contracts and unexpired leases after consultation with, and with the consent of, the Required Consenting Creditors.

The Plan will provide that the executory contracts and unexpired leases that are not assumed or rejected as of the Plan Effective Date (either pursuant to the Plan or a separate motion) will be deemed assumed pursuant to section 365 of the Bankruptcy Code. For the avoidance of doubt, the prior consent of the Required Consenting Creditors shall be required with respect to all decisions to assume or reject, including the deemed assumption of executory contracts and unexpired leases pursuant to the Plan.

The Debtors shall serve rejection notices in respect of each rejected executory contract and unexpired lease on the applicable counterparties in accordance with procedures set forth in the Plan.

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters related to the Plan and the Restructuring.
Discharge of Claims and Termination of Interests	Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Plan Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Plan Effective Date and that arise from a termination of employment, any contingent or noncontingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Plan Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Plan Effective Date occurring.

GENERAL PROVISIONS REGARDING THE PLAN
Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or noncontingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estates representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: (a) the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between the Company Parties, the Term Loan Agreement, the Secured Notes Indenture, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, or the Plan (including, for the avoidance of doubt, the Plan Supplement); (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the RSA, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases; (c) the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (d) any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

GENERAL PROVISIONS REGARDING THE PLAN

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the New Revolving Exit Facility Credit Agreement, or any Claim or obligation arising under the Plan, or (ii) the rights of any Holder of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the foregoing Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the foregoing Debtor release; (c) in the best interests of the Debtors and their Estates and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the foregoing Debtor release.

GENERAL PROVISIONS REGARDING THE PLAN
Releases by Releasing Parties

Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Plan Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or noncontingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: (a) the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among the Company Parties, the Term Loan Agreement, the Secured Notes Indenture, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, or the Plan (including, for the avoidance of doubt, the Plan Supplement); (b) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the RSA, the Disclosure Statement, the New Revolving Exit Facility Credit Agreement, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases; (c) the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or (d) any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, any Definitive Document, or any agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the New Revolving Exit Facility Credit Agreement, or any Claim or obligation arising under the Plan, (ii) the rights of Holders of Allowed Claims to receive distributions under the Plan or (iii) any claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a final order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

GENERAL PROVISIONS REGARDING THE PLAN
Exculpation

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Claims and Causes of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the RSA and related prepetition transactions (including the Term Loan Agreement and the Secured Notes Indenture), the Disclosure Statement, the Plan, the New Revolving Exit Facility Credit Agreement, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), including any Definitive Document, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for claims related to any act or omission that is determined in a final order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan

GENERAL PROVISIONS REGARDING THE PLAN
Injunction

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Plan Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions as set forth in the Plan.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Cash-Out Option	Between the Agreement Effective Date and the earlier of (i) 90 days after the Agreement Effective Date and (ii) the Plan Effective Date, the Company Parties shall be entitled to purchase all, but not less than all, of the Debt Claims held by the Consenting Creditors; provided that the purchase price is no less than 80% of the principal amount of such Debt Claims.
Equity Rights Offering

Pursuant to procedures approved by the Bankruptcy Court, the Debtors will conduct a rights offering commencing upon approval at the first day hearing to Holders of FTS Common Interests for Equity Purchase Rights (the “Equity Rights Offering”).

To the extent subscribed, New FTS Equity purchased in the Equity Rights Offering shall be distributed on the Plan Effective Date pursuant to the Plan and one or more securities laws exemptions.

Use of Cash Collateral

Under the Cash Collateral Orders, the Term Loan Lenders and the Secured Noteholders shall each receive the following adequate protection:

•     Adequate protection claims to the extent of any diminution in value of such parties’ existing collateral that is property of the estates;

•     Adequate protection liens on:

o     unencumbered property of the Debtors,

o     on a senior basis, the collateral securing the Term Loan and the Secured Notes that is property of the estates, and

o     on a junior basis, collateral subject to any other valid and properly perfected liens that is property of the estates;

•      Payment of the Consenting Creditors’ Restructuring Expenses;

•      Reporting in form and substance acceptable to the Required Consenting Noteholders;

•      The performance of the Milestones; and

•      Other adequate protection to be agreed.

The Cash Collateral Orders shall also include: (i) a provision regarding the Carve Out as set forth on Exhibit B attached hereto, (ii) compliance with a budget that is acceptable to the Required Consenting Noteholders, (iii) the right to seek additional forms of adequate protection, (iv) five business days’ notice of the Debtors taking any action in support or furtherance of certain restructuring transactions not acceptable to the Required Consenting Noteholders, upon which the Secured Noteholders may seek to terminate use of cash collateral, (v) effective upon entry of the Interim Cash Collateral Order, waivers of sections 506(c) and 552(b) of the Bankruptcy Code, and the equitable doctrine of marshaling (subject to modification under the Final Cash Collateral Order solely for the period following entry of the Final Cash Collateral Order), (vi) a provision that any payments received as adequate protection shall be free and clear of all liens and claims, (vii) limitations on the use of cash collateral, (viii) the provision that any use of Cash Collateral to make payments to Professional Persons shall be deemed, to the extent of such payments, to be a diminution in value of the interests of the Prepetition Secured Parties in property of the Debtors’ estates, (ix) stipulations in respect of the validity of prepetition liens and obligations, and (x) other customary terms and provisions.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Transaction Structure	The Restructuring Transactions and related transactions shall be structured in a tax efficient manner for the Debtors and the Consenting Creditors in accordance with the Plan and Plan Supplement.
Insurance	The Debtors shall continue to satisfy their surety bonds and insurance policies in full (including any D&O Liability Insurance Policies, including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) and continue such programs in the ordinary course of business. Each of the Debtors’ surety bonds and insurance policies, and any agreements, documents, or instruments relating thereto shall be treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Plan Effective Date: (a) the Debtors shall be deemed to have assumed all such surety bonds and insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims; and (b) such surety bonds and insurance policies and any agreements, documents, or instruments relating thereto shall revest in the applicable Reorganized Debtor(s).
D&O Insurance

Each D&O Liability Insurance Policy (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) shall be deemed assumed without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Plan Effective Date, pursuant to section 365 of the Bankruptcy Code.

The Debtors or the Reorganized Debtors, as applicable, shall not terminate or otherwise reduce the coverage under any D&O Liability Insurance Policy (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) in effect prior to the Plan Effective Date, and any current and former directors, officers, managers, and employees of the Debtors who served in such capacity at any time before or after the Plan Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors, officers, managers, and employees remain in such positions after the Plan Effective Date.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Indemnification of Prepetition Directors, Officers, Managers, et al.	On and as of the Plan Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ New Organizational Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted occurring before the Plan Effective Date. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Plan Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification rights.
Claims of the Debtors	The Reorganized Debtors shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action released by the Debtors pursuant to the release and exculpation provisions outlined in this Term Sheet.
Vesting of Assets	Subject to the Restructuring Transactions, on the Plan Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all assets of the Debtors’ Estates will vest in the Reorganized Debtor(s), free and clear of all claims, liens, encumbrances, charges, and other interests, except as otherwise provided in the Plan.
Additional Plan Provisions and Documentation	The Plan shall contain other customary provisions for chapter 11 plans of this type, which provisions shall be consistent with this Term Sheet and the RSA and otherwise acceptable to the Required Consenting Creditors.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Conditions Precedent to Restructuring

The following shall be conditions to the Plan Effective Date (the “Conditions Precedent”):

(a)          the Bankruptcy Court shall have entered the Confirmation Order, which shall be a Final Order;

(b)          the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall have been filed;

(c)         the Debtors shall have obtained all authorizations, consents and approvals, rulings, or regulatory, governmental, and third party documents that are necessary to implement and effectuate the Plan, and all applicable regulatory or government-imposed waiting periods have expired or been terminated;

(d)          the New Revolving Exit Facility and the New Revolving Exit Facility Credit Agreement shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

(e)         the New Organizational Documents shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived);

(f)          all Restructuring Expenses shall have been indefeasibly paid in full;

(g)         the Definitive Documents shall be consistent with the RSA and this Term Sheet and otherwise acceptable to the parties thereto consistent with their respective consent and approval rights as set forth in the RSA;

(h)         the Debtors shall have implemented the Restructuring Transactions, including the Equity Rights Offering, and all transactions contemplated in this Term Sheet in a manner consistent with the RSA (and subject to, and in accordance with, the consent rights set forth therein), this Term Sheet, and the Plan;

(i)          the RSA shall not have been terminated by the Company Parties or the Required Consenting Creditors;

(j)          the Debtors shall have obtained final, binding signed documentation reflecting a settlement of any amounts due (or alleged to be due) under the Specified Agreements or a renegotiation of the Specified Agreements, in each case on terms acceptable the Required Consenting Creditors in their sole discretion; and

(k)         all professional fees and expenses of retained professionals approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Plan Effective Date have been placed in a professional fee escrow account pending approval by the Bankruptcy Court.

Waiver of Conditions Precedent to the Plan Effective Date	The Debtors, with the prior written consent of the Required Consenting Creditors, may waive any of the conditions to the Plan Effective Date set forth in the Plan at any time, without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than a proceeding to confirm the Plan or consummate the Plan.

CORPORATE GOVERNANCE PROVISIONS/SEC REGISTRATION EXEMPTION
New Board

On the Plan Effective Date, the terms of the current members of the board of directors of FTS shall expire, and the board of directors of Reorganized FTS (the “New Board”) shall be appointed on the Plan Effective Date in accordance with the terms and conditions set forth in of the applicable New Organizational Documents and Stockholder Agreement and the identities of directors on the New Board shall be set forth in the Plan Supplement to the extent known at the time of filing of such.

The New Board shall be comprised of five directors: (i) one of which shall be the CEO of Reorganized FTS, (ii) three of which shall be selected by the Required Consenting Noteholders, and (iii) one of which shall be selected by the Term Loan Lenders.

Governance

Corporate governance for the Reorganized Debtors, including charters, bylaws, operating agreements, or other organization documents, as applicable (the “New Organizational Documents”), and stockholder agreements of Reorganized FTS (the “Stockholder Agreement”) shall be in form and substance acceptable to the Debtors and Required Consenting Creditors and consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable).

The New Organizational Documents and Stockholder Agreement, as applicable, should provide for, among other things: (a) customary information rights, registration rights, and preemptive rights and (b) other customary transfer restrictions as may be determined by the Required Consenting Creditors.

Exemption from SEC Registration	The issuance of all securities under the Plan will be exempt from registration under the Securities Act and applicable law.
Exchange Listing	As determined by the Required Consenting Creditors and the Debtors prior to the Plan Effective Date, upon emergence from the Chapter 11 Cases, the New FTS Equity may be listed on a recognized U.S. stock exchange. In the event the Required Consenting Creditors and the Debtors determine that the New FTS Equity should be listed on a recognized U.S. stock exchange, Reorganized FTS shall use commercially reasonable efforts to have the New FTS Equity listed on a recognized U.S. stock exchange as promptly as reasonably practicable on or after the Plan Effective Date.

CORPORATE GOVERNANCE PROVISIONS/SEC REGISTRATION EXEMPTION
Employee Obligations

All employee wages, compensation, benefit, incentive programs, and employment or severance agreements in place as of the Plan Effective Date with the Company Parties shall be assumed, or assumed on amended terms that are substantially similar to the terms that were in place on the Plan Effective Date by the Reorganized Debtors and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans in each case, except that (i) the New Board will have typical authority and oversight regarding changes to compensation, incentive and benefits and (ii) any plans, programs, arrangements or corresponding awards with respect to Interests (equity or equity-based incentives) (such as stock, restricted stock, options, warrants, RSUs or PSUs), each of which shall be deemed to be no longer valid, binding, or effective with respect to the Reorganized Debtors.

Existing Severance Agreements shall be assumed with the following modifications:

i.            For Michael J. Doss and Buddy Peterson, base salaries shall be restored to pre-second cut levels when EBITDA is $10 million on an annualized basis for three consecutive months and/or fully restored when EBITDA is $20 million on an annualized basis for three consecutive months;

ii.          For other members of Senior Management, base salaries shall be restored to 2019 levels when EBITDA is positive for three consecutive months;

iii.          Emergence cash awards totaling $1 million will paid within five days after the occurrence of the Plan Effective Date (provided that the RSA is in effect as of the date of entry of the Confirmation Order). Allocations will be made by the CEO in his discretion, and will be subject to a repayment of net after tax proceeds in the event the recipient voluntarily terminates employment (without Good Reason) or is involuntarily terminated for Cause, in either case, within 12 months of payment.

i.            Equity award vesting provisions to be removed from Severance Agreements and covered as agreed under the Management Incentive Plan; and

ii.           Market level change in control severance provisions will be added, increasing the multiple of Annual Compensation (as defined in the Severance Agreements) payable as severance within 12 months following a change in control to 2.5 for the Chief Executive Officer, 2.0 for the Chief Operating Officer and 1.5 for each of the other members of Senior Management.

Senior Management means: (i) Michael J. Doss, Chief Executive Officer, (ii) Buddy Peterson, Chief Operating Officer, (iii) Lance Turner, Chief Financial Officer, (iv) Karen D Thornton, Chief Administrative Officer and (v) Jennifer L. Keefe, Senior Vice President, General Counsel, and Compliance Officer.

For the avoidance of doubt, the “Employment Obligations” and “Management Incentive Plan” sections shall continue to apply in any Permitted Alternative Restructuring.

CORPORATE GOVERNANCE PROVISIONS/SEC REGISTRATION EXEMPTION
Management Incentive Plan

Reorganized FTS will reserve for issuance to management equity interests representing 10% of New FTS Equity (“MIP Pool”), determined on a fully diluted and fully distributed basis (i.e., assuming conversion as of the Plan Effective Date of all outstanding convertible securities and full distribution of the MIP Pool).

50% of the MIP Pool will be granted upon the Plan Effective Date in the form of 75% RSUs, 25% options.

Emergence grants will:

i.            for stock options, time vest in equal annual installments over four years;

ii.            for RSUs, (i) 2/3 (50% of total emergence grant) time vest in equal annual installments over four years and (ii) 1/3 (25% of total emergence grant) time vest in equal annual installments over four years subject to the following additional performance hurdles: (x) 50% will performance vest upon a $350 million change in control or, if publicly traded, achieving $350 million capitalization based on a 90-day VWAP and (y) 100% will performance vest upon a $500 million change in control or, if publicly traded, achieving a $500 million capitalization based on a 90-day VWAP, in case of (x) or (y) within 7 years following the grant date (the “Performance Metrics”);

iii.            time vest (i) in full upon a change in control (or, in the case of the performance-based RSUs, on achievement of the applicable Performance Metrics) and (ii) as to the next two unvested tranches (e.g., 50%) upon a termination without cause, resignation for good reason, death or disability, with performance RSUs remaining outstanding and eligible to vest subject to satisfaction of the Performance Metrics; and

iv.            include emergence grants to Senior Management outlined as follows:

a.       Michael J. Doss, Chief Executive Officer - 35%

b.       Buddy Peterson, Chief Operating Officer -25%

c.       Lance Turner, Chief Financial Officer - 15%

d.       Karen D Thornton, Chief Administrative Officer - 12.5%

e.       Jennifer L. Keefe, Senior Vice President, General Counsel, and Compliance Officer - 12.5%.

[Exhibits follow]

EXHIBIT A

DEFINITIONS

Term	Definition
ABL Agent	Wells Fargo Bank, National Association, as administrative agent under the ABL Credit Agreement.
ABL Credit Agreement	That certain credit agreement, dated as of February 22, 2018, between FTS, FTS International Services, LLC, certain lenders, and the ABL Agent, as amended, restated, amended and restated, modified, or supplemented from time to time.
ABL Lenders	Any lender party to the ABL Credit Agreement.
Administrative Claim	A Claim incurred by the Debtors on or after the Petition Date and before the Plan Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Plan Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.
Affiliate	As defined in section 101(2) of the Bankruptcy Code.
Agreement Effective Date	As defined in the RSA.
Allowed	With respect to any Claim or Interest: (a) a Claim or Interest as to which no objection has been filed and that is evidenced by a Proof of Claim or Interest, as applicable, timely filed by the applicable bar date, if any, or that is not required to be evidenced by a filed Proof of Claim or Interest, as applicable, under the Plan, the Bankruptcy Code, or a Final Order; (b) a Claim or Interest that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim or Interest, as applicable, has been timely filed; or (c) a Claim or Interest that is Allowed (i) pursuant to the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date. No Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable.
Bankruptcy Rules	The Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code, and the general, local, and chambers rules of the Bankruptcy Court.
Cash Collateral Orders	As defined in the RSA.
Cash Consideration	Collectively, (a) $30.66 million in cash, plus (b) any amounts paid by the Holders of FTS Common Interests in the exercise of their Equity Purchase Rights.

Term	Definition
Cause of Action	Any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, choate or inchoate, foreseen or unforeseen, existing or hereinafter arising, contingent or noncontingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, breach of fiduciary duty, violation of local, state, federal, or foreign law, or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) the right to object to or otherwise contest Claims or Interests; (d) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (e) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.
Class	A category of Holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.
Company Parties	As defined in the RSA.
Confirmation	Entry of the Confirmation Order on the docket of the Chapter 11 Cases.
Confirmation Date	The date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases.
Confirmation Hearing	The hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.
Consenting Creditors	As defined in the RSA.
Consummation	The occurrence of the Plan Effective Date.
Debt Claim	Collectively, any claim from (a) the Term Loan Claims and (b) the Secured Notes Claims.
D&O Liability Insurance Policies	All unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy” and all agreements, documents, or instruments related thereto) of any of the Debtors that have been issued or provide coverage to current and former directors, managers, officers, and employees of the Debtors.
Equity Purchase Rights	The right of a Holder of FTS Common Interests to purchase its Pro Rata share, up to 10.1% (subject to dilution on account of the Management Incentive Plan and Warrants), of the New FTS Equity at an equity value of $360 million.

Term	Definition
Estate	The estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.
Exculpated Parties	Collectively, and in each case in its capacity as such: (a) the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) the Consenting Creditors, (d) the ABL Agent, (e) the Term Loan Agent, (f) the Secured Notes Trustee, and (g) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.
FTS	FTS International, Inc.
FTS Common Interests	The existing equity Interests in FTS issued, distributed, or otherwise transferred pursuant to the Plan.
General Unsecured Claim	Any Claim (other than an Administrative Claim, a Professional Fee Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a Debt Claim, or an Intercompany Claim) against one or more of the Debtors, including (a) Claims arising from the rejection of Unexpired Leases and Executory Contracts to which a Debtor is a party, and (b) Claims arising from any litigation or other court, administrative or regulatory proceeding, including damages or judgments entered against, or settlement amounts owing by a Debtor related thereto.
Governmental Unit	As defined in section 101(27) of the Bankruptcy Code
Holder	An Entity holding a Claim or Interest in any Debtor, each in their capacity as such.
Impaired	With respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.
Indemnification Provisions	Each of the Debtors’ indemnification provisions in place immediately prior to the Effective Date whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for, as applicable, the benefit of the current and former directors, officers, managers, employees, attorneys, other professionals, and agents and such current and former directors, officers, and managers’ respective Affiliates.
Intercompany Claim	A Claim held by a Debtor against another Debtor or an Affiliate of a Debtor or any Claim held by an Affiliate of a Debtor against a Debtor.
Intercompany Interest	An Interest in any Debtor, or a direct or indirect subsidiary of any Debtor, other than an Interest in FTS.

Term	Definition
Interest	Any interest, equity, or share in the Debtors, including all issued, unissued, authorized, or outstanding shares of capital stock and any other common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profit interests of an Entity, including all options, warrants, rights, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable Securities, or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in an Entity whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security, whether vested or unvested as of the Plan Effective Date, including any Claim subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.
New Revolving Exit Facility Credit Agreement	The credit agreement governing the New Revolving Exit Facility, subject to the RSA requirements.
New Revolving Exit Facility	A third-party asset based exit financing facility, if any, to be agreed on terms acceptable to the Required Consenting Creditors.
New FTS Equity	The equity Interests in Reorganized FTS issued, distributed, or otherwise transferred pursuant to the Plan.
Other Priority Claim	Any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
Other Secured Claim	Any Secured Claim against the Debtors, including any Secured Tax Claim.
Petition Date	The date on which each of the Debtors filed its respective petition for relief commencing its Chapter 11 Cases.
Plan Effective Date	As defined in the RSA.
Plan Supplement	Any compilation of documents and forms of documents, schedules, and exhibits to the Plan to be filed by the Debtors as may be amended, supplemented, altered, or modified from time to time on the terms set forth in the Plan, each of which shall be in form and substance consistent with the RSA.
Priority Tax Claims	Any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
Pro Rata	The proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class.
Professional	An entity employed pursuant to a Bankruptcy Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

Term	Definition
Professional Fee Claim	All Administrative Claims for the compensation of retained professionals and the reimbursement of expenses incurred by such retained professionals through and including the Plan Effective Date under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.
Proof of Claim	A proof of Claim filed against any of the Debtors in the Chapter 11 Cases.
Reinstated	With respect to a Claim, leaving such Claim Unimpaired under the Plan.
Related Party	Collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, heirs, executors, and assigns, and other professionals, in each case solely in their capacities as such, together with their respective past and present directors, officers, shareholders, partners, members, employees, agents, attorneys, representatives, heirs, executors and assigns, in each case solely in their capacities as such.
Released Claims	Any Claims or Interests that have been released, discharged, or are subject to exculpation pursuant to the Plan.
Released Parties	Collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Term Loan Agent, (d) the Secured Notes Trustee; (e) the ABL Agent; (f) the Consenting Creditors; (g) the ABL Lenders; (h) all Holders of Claims or Interests that vote to accept the Plan; (i) all Holders of Claims or Interests that are deemed to accept the Plan who do not affirmatively opt out of the releases provided by the Plan; (j) the current and former Affiliates of each Entity in clause (a) through (g); and (k) all Related Parties of each Entity in clause (a) through (j); provided that any holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”
Releasing Parties	Collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Term Loan Agent; (d) the Secured Notes Trustee; (e) the ABL Agent; (f) the Consenting Creditors; (g) the ABL Lenders; (h) all Holders of Claims or Interests that vote to accept the Plan; (i) all Holders of Claims or Interests that are deemed to accept the Plan who do not affirmatively opt out of the releases provided by the Plan; (j) all Holders of Claims or Interests that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan; (k) all Holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan; (l) all current and former Affiliates of each Entity in clause (a) through (k); and (m) all Related Parties of each Entity in clause (a) through (k).

Term	Definition
Reorganized Debtors	The Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, amalgamation, consolidation, or otherwise, on the Plan Effective Date.
Reorganized FTS	FTS, as reorganized pursuant to the Plan, or any successor or assign thereto, by merger, consolidation, or otherwise, on the Plan Effective Date.
Required Consenting Creditors	As defined in the RSA.
Restructuring Expenses	Means the reasonable and documented costs and expenses incurred by or on behalf of the Consenting Creditors, including the fees and expenses of the Ad Hoc Group of Secured Noteholders Advisors.
SEC	The Securities and Exchange Commission.
Secured	When referring to a Claim: (a) secured by a lien on property in which any of Debtors has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.
Secured Tax Claim	Any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.
Securities Act	The Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, and the rules and regulations promulgated thereunder.
Security	Security shall have the meaning set forth in section 101(49) of the Bankruptcy Code.
Secured Noteholder	Any Holder of Secured Notes.
Secured Notes Claim	Any Claim against a Debtor arising under, derived from, secured by, based on, or related to the Secured Notes Indenture or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof.
Secured Notes Indenture	That certain instrument, dated as of April 16, 2014, between FTS, certain guarantors, and the Secured Notes Trustee, as amended, restated, amended and restated, modified, or supplemented from time to time.
Secured Notes Trustee	U.S. Bank National Association, as collateral agent and trustee under the Secured Notes Indenture.
Term Loan Agent	Wells Fargo Bank, National Association, as administrative agent under the Term Loan Agreement.

Term	Definition
Term Loan Agreement	That certain credit agreement, dated as of April 16, 2014, between FTS, certain lenders, and the Term Loan Agent, as amended, restated, amended and restated, modified, or supplemented from time to time.
Term Loan Claim	Any Claim against a Debtor arising under, derived from, secured by, based on, or related to the Term Loan Agreement or any other agreement, instrument or document executed at any time in connection therewith and any guaranty thereof.
Term Loan Lender	Any lender party to the Term Loan Agreement.
Unimpaired	With respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.
Warrants

Warrants (with Black Scholes protection and cashless exercise) to purchase New FTS Equity at various equity levels:

Tranche 1: 10.0% of incremental New FTS Equity at a Debt Claims recovery above 100.0% (assuming cash consideration of $39.4 million and subject to Management Incentive Plan dilution); 3-year tenor.

i.            Black Scholes Protection:

a.    Value Cap: Lesser of: (i) fair market value of Tranche 1, to be determined by independent bank, based on Black Scholes option price with a 42.5% volatility and remaining life as determined by Bloomberg; and (ii) $10.0 million.

b.   Risk-Free Rate: Yield of the applicable U.S. treasury which closely matches the remaining maturity at the time of the Black Scholes protection triggering event.

Tranche 2: 20.0% of incremental New FTS Equity at a Debt Claims recovery above 110.0% (assuming cash consideration of $39.4 million and subject to Management Incentive Plan dilution); 3-year tenor.

i.            Black Scholes Protection:

a.    Value Cap: Lesser of: (i) fair market value of Tranche 2, to be determined by independent bank, based on Black Scholes option price with a 42.5% volatility and remaining life as determined by Bloomberg; and (ii) $17.5 million.

b.   Risk-Free Rate: Yield of the applicable U.S. treasury which closely matches the remaining maturity at the time of the Black Scholes protection triggering event.

EXHIBIT B

Carve Out

1.                   Carve Out.

(a)               Carve Out.  As used in this [Final/Interim] Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $[●] incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Creditors’ Committee (if any) pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the [Secured Notes Trustee] of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $[●] incurred after the first business day following delivery by the [Secured Notes Trustee] of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”).  For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the [Secured Notes Trustee] to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to the Creditors’ Committee, which notice may be delivered following the occurrence and during the continuation of a [Termination Event] and upon termination of the Debtors’ right to use Cash Collateral by the [Secured Notes Trustee (acting at the direction of the requisite [Prepetition Secured Noteholders])], stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(b)               Carve Out Reserves.  On the day on which a Carve Out Trigger Notice is given by the [Secured Notes Trustee] to the Debtors with a copy to counsel to the Creditors’ Committee (the “Termination Declaration Date”), the Carve Out Trigger Notice shall constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees.  The Debtors shall deposit and hold such amounts in a segregated account in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims.  On the Termination Declaration Date, after funding the Pre-Carve Out Trigger Notice Reserve, the Debtors shall utilize all remaining cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims.  All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the [Notes Collateral Agent] for the benefit of the [Prepetition Secured Noteholders and the Prepetition Term Loan Lenders, collectively, the “Prepetition Secured Parties”], unless the [Prepetition Debt] has been indefeasibly paid in full, in cash, in which case any such excess shall be paid to the Debtors’ creditors in accordance with their rights and priorities as of the Petition Date.  All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the [Notes Collateral Agent] for the benefit of the [Prepetition Secured Parties], unless the [Prepetition Debt] has been indefeasibly paid in full, in cash, in which case any such excess shall be paid to the Debtors’ creditors in accordance with their rights and priorities as of the Petition Date.  Notwithstanding anything to the contrary in the [Prepetition Term Loan Agreement and Secured Notes Indenture (together with all related documentation, the “Prepetition Financing Documents”)], or this [Final/Interim] Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph [●], then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph [●], prior to making any payments to the [Notes Collateral Agent] or any of the Debtors’ creditors, as applicable.  Notwithstanding anything to the contrary in the [Prepetition Financing Documents] or this [Final/Interim] Order, following delivery of a Carve Out Trigger Notice, the [Notes Collateral Agent] shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the [Notes Collateral Agent] for application in accordance with the [Prepetition Financing Documents].  Further, notwithstanding anything to the contrary in this [Final/Interim] Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute [Secured Notes/Term Loans] (as defined in the [Prepetition Financing Documents]) or increase or reduce the [Prepetition Debt], (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Initial Budget, Budget, Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors.  For the avoidance of doubt and notwithstanding anything to the contrary in this [Final/Interim] Order or in any [Prepetition Financing Documents], the Carve Out shall be senior to all liens and claims securing the [Prepetition Collateral], the Adequate Protection Liens, and the 507(b) Claim, and any and all other forms of adequate protection, liens, or claims securing the [Prepetition Debt].

(c)               Payment of Allowed Professional Fees Prior to the Termination Declaration Date.  Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(d)               No Direct Obligation To Pay Allowed Professional Fees.  None of the [Prepetition Secured Creditors] shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code.  Nothing in this [Final/Interim] Order or otherwise shall be construed to obligate the [Prepetition Secured Creditors], in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(e)               Payment of Carve Out On or After the Termination Declaration Date.  Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis.

Exhibit B

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among FTS International, Inc. and its affiliates and subsidiaries bound thereto and the Consenting Creditors, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Creditor” and a “Consenting Term Loan Lender” or a “Consenting Noteholder,” as applicable, under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loan
Secured Notes
Equity Interests

1 Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

Exhibit C

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among FTS International, Inc. and its affiliates and subsidiaries bound thereto and the Consenting Creditors, and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Creditor” and a “Consenting Term Loan Lender” or a “Consenting Noteholder,” as applicable, under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this joinder and any further date specified in the Agreement.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Term Loan
Secured Notes
Equity Interests

1 Capitalized terms not used but not otherwise defined in this joinder shall have the meanings ascribed to such terms in the Agreement.